Exhibit 10.1

FOURTH AMENDED AND RESTATED

SERVICE AGREEMENT

This Fourth Amended and Restated Service Agreement (the “Agreement”) is entered into effective April 1, 2013 (the “Effective Date”), by and among Protechnics II, Inc. (“Protechnics”), Chisholm Management, Inc., a Texas corporation (“CMI”, Protechnics and CMI are collectively referred to as the “Chisholm Companies”), and Flotek Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, Chisholm Companies previously entered into that certain Service Agreement dated August, 2009 with the Company, pursuant to which said entities agreed to provide services to the Company (the “Original Service Agreement”);

WHEREAS, Protechnics and the Company previously entered into that certain Amended and Restated Service Agreement dated April 2010, pursuant to which the Original Service Agreement was amended and restated effective as of December 1, 2009 (the “First Amendment”);

WHEREAS, Protechnics and the Company previously entered into that certain Second Amended and Restated Service Agreement dated effective November 15, 2010, pursuant to which the First Amendment was amended and restated (the “Second Amendment”);

WHEREAS, the Chisholm Companies and the Company previously entered into that certain Third Amended and Restated Service Agreement dated effective March 5, 2012, pursuant to which the Second Amendment was amended and restated(the “Third Amendment”);;

WHEREAS, the Company has entered into with John Chisholm (“Chisholm”) effective the date hereof that certain letter agreement providing for the employment of Chisholm by the Company for certain limited purposes;

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and agreements set forth below, the Company and the Chisholm Companies hereby agree that the Original Service Agreement, the First Amendment, the Second Amendment, and the Third Amendment shall be hereby amended and restated as follows:

1. Retention. The Company hereby retains the Chisholm Companies, and the Chisholm Companies hereby agrees to render services to the Company, upon the terms and conditions contained in this Agreement.

2. Term of the Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated in accordance with Section 6.

3. Services to be Provided by the Chisholm Companies.

3.1. Scope, Responsibilities and Duties.

(a) The Chisholm Companies agrees that they will employ Chisholm throughout the term of this Agreement, and that they will make Chisholm available to the Company to provide services (the “Services”) to the Company so that the Company may have the benefit of the experience and knowledge possessed by Chisholm in assisting the Company with respect to its business and operations as reasonably requested by the Board of Directors of the Company. The Chisholm Companies may from time to time designate one or more additional entities to perform the Services in addition to the Chisholm Companies. Such additional entities are referred to herein collectively with the Chisholm Companies as the “Chisholm Companies.”

(b) The Services shall be performed at times and places selected by mutual agreement of the Company and the Chisholm Companies within normal business hours. The Chisholm Companies shall comply with all applicable laws and regulations in the performance of the Services, including but not limited to applicable securities laws.

(c) The Chisholm Companies shall make such periodic reports to the Company relating to the Services as the Board of Directors of the Company may, from time to time, reasonably request.

3.2. Best Efforts. The Chisholm Companies shall cause Chisholm to devote his reasonable best efforts and his full business time and attention (except for permitted vacation periods, periods of illness or other incapacity) to the business and affairs of the Company. This Section shall not restrict Chisholm from involvement in usual and customary charitable activities, or from the management of passive investments.

4. Compensation. As compensation for the Services to be provided by the Chisholm Companies to the Company:

4.1 Monthly Payment. The Company shall pay to the Chisholm Companies, and the Chisholm Companies agrees to accept, annual fee of $700,000, payable on a weekly basis (the “Base Compensation”). The Chisholm Companies shall not be entitled to any other compensation for the Services to be provided hereunder, except as provided herein. The Company shall not be responsible for withholding from the compensation payable to the Chisholm Companies any amounts for federal, state or local income taxes, social security or state disability or unemployment insurance.

4.2 Bonus. The Chisholm Companies shall be entitled to annual bonuses in accordance with the then applicable Management Incentive Plan of the Company, with a “Target Bonus” for purposes of such plan of 80% of Base Salary (a “Target Bonus”) for the year 2013.

5. Expenses. Upon receipt of itemized vouchers, expense account reports and supporting documents submitted to the Company in accordance with the Company’s procedures then in effect and as approved by the Board of Directors of the Company, the Company shall reimburse the Chisholm Companies for all reasonable and necessary business expenses (including travel and entertainment expenses) incurred ordinarily and necessarily by the Chisholm Companies in connection with the performance of the Chisholm Companies’ duties hereunder. Notwithstanding the foregoing, however, the Chisholm Companies shall not receive any reimbursement for health insurance premiums, club memberships, or automobile expenses.

6. Termination.

6.1 Term. The term of this Agreement shall expire on February 28, 2015, with such term being extended on a monthly basis on the last day of each month so that the term of the Agreement is never less than 36 months, unless either party gives prior written notice of nonrenewal.

6.2 Early Termination.

(a) The Company may terminate this Agreement at any time and for any reason, with or without “Cause”, including but not limited to the death or Disability (as hereinafter defined) of Chisholm. For purposes hereof, the term “Cause” means (i) the Chisholm Companies’ or Chisholm’s continued failure to substantially perform one or more of their essential duties and obligations to the Company (other than any such failure resulting from a disability) which, to the extent such failure is remediable, they fail to remedy in a reasonable period of time (not to exceed ten (10) days) after receipt of written notice from the Company of such failure; (ii) the Chisholm Companies’ or Chisholm’s refusal or failure to comply with the reasonable and legal directives of the Board of Directors after written notice from the Board describing their failure to comply and, if such failure is remediable, their failure to remedy same within ten (10) days of receiving written notice of such failure; (iii) any act of personal dishonesty, fraud or misrepresentation taken by the Chisholm Companies or Chisholm which was intended to result in gain or personal enrichment of any of them at the expense of the Company; (iv) the Chisholm Companies’ or Chisholm’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (v) the Chisholm Companies’ or Chisholm’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State that is reasonably likely to be materially injurious to the Company; (vi) Chisholm’s abuse of drugs, other narcotics or alcohol during working hours or where such abuse (whenever occurring) impacts on his working day, (vii) the Chisholm Companies’ breach of any of their obligations under this Agreement; or (viii) the Chisholm Companies’ or Chisholm’s violation of a material policy of the Company and, if such violation is remediable, their failure to remedy same within ten (10) days of receiving written notice of such violation.

(b) The Chisholm Companies may terminate this Agreement for “Good Reason.” “Good Reason” shall exist upon the occurrence of one of the following Company actions (unless the Chisholm Companies consent in writing to such action(s)): (i) a material reduction of the compensation and benefits to which the Chisholm Companies or Chisholm were entitled immediately prior to such reduction, (ii) a material reduction in the duties, authority or responsibilities relative to the duties, authority or responsibilities of the Chisholm Companies or Chisholm as in effect immediately prior to such reduction, or (iii) the relocation of Chisholm to a facility or a location more than fifty (50) miles from Chisholm’s then present location; provided, however, that (A) the Chisholm Companies must provide the Company with written notice of the occurrence of such action(s) within 60 days of the initial occurrence of such action(s) and of its intent to terminate the term of this Agreement based on such action(s) and (B) the Company will have 30 days from the date that such written notice is provided by the Chisholm Companies to cure such action(s).

6.3 Severance.

(a) If this Agreement is terminated by the Company without Cause, or by the Chisholm Companies for Good Reason, the Chisholm Companies shall be entitled to receive severance compensation equal to 200% of annual Base Compensation and Target Bonus in effect for the year in which the termination of this Agreement occurs, with the Base Compensation payable in 24 monthly installments equal to one-24th of such portion of the severance compensation, payable at the end of each of the next 24 full calendar months following the calendar month of the date of termination of this Agreement, and the Target Bonus payable when such amounts would have been payable pursuant to the then applicable Management Incentive Plan of the Company.

(b) If this Agreement is terminated by the Company with Cause, or due to the death or Disability of Chisholm, the Chisholm Companies shall be entitled to receive only Base Compensation earned and payable through the date of termination of this Agreement. “Disability” shall have the meaning assigned to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(c) Notwithstanding anything to the contrary herein contained, Company shall not be required to pay any amounts under this Section 6.3 or elsewhere in this Agreement if the Chisholm Companies are in breach of any of its obligations under this Agreement or any other agreement with the Company, including without limitation, any obligation relating to the treatment of Company confidential information or any non-compete obligation or if the Chisholm Companies and Chisholm have not executed and delivered, within 60 days of termination, a Confidential Severance and Release Agreement in the form attached hereto as Exhibit A.

6.4 Effect of Termination.

(a) It is understood that termination of this Agreement shall not relieve a party hereto from any liability which, at the time of such termination, has already accrued to the other party. The following provisions and all subsections therein shall survive any expiration or termination of this Agreement: Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, and 16. Except as otherwise expressly provided in this Section 6, all other rights and obligations of the parties shall terminate upon termination of this Agreement.

(b) Any stock options, restricted shares, or other awards held by Chisholm under the 2010 Plan will be governed by the terms of the 2010 Plan and other governing documents as of the termination date of this Agreement.

7. Confidential Information.

7.1. Acknowledgment of Proprietary Interest. As between the parties, the Chisholm Companies agree that all Confidential Information is a valuable, special and unique asset of the Company’s business (and may constitute “trade secrets” under the Uniform Trade Secrets Act and Texas state law), access to and knowledge of which are essential to the performance of the Chisholm Companies’ duties hereunder. The Chisholm Companies acknowledge the proprietary interest of the Company in all Confidential Information. The Chisholm Companies agree that all Confidential Information learned by the Chisholm Companies in connection with the provision of Services or otherwise, whether developed by the Chisholm Companies alone or in conjunction with others or otherwise, is and shall remain the exclusive property of the Company. The Chisholm Companies acknowledges and agree that its disclosure or use of any Confidential Information in violation of this Section 7 will result in irreparable injury and damage to the Company.

7.2. Confidential Information Defined. “Confidential Information” means all confidential and proprietary information of the Company, written, oral or computerized, as it may exist from time to time, including without limitation (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) technology, proprietary computer programs and code (in object code and source code format), (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client and supplier lists and any other information about the Company’s relationships with others, (viii) historical financial information and financial projections, (ix) network and system architecture, (x) all other formulae, patterns, devices or compilations, concepts, ideas, materials and information prepared or performed for or by the Company, and (xi) all information related to the business plan, business, products, purchases or sales of the Company or any of its suppliers and customers, other than information that is publicly available.

7.3. Covenant Not To Divulge Confidential Information. The Company is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the hiring of the Chisholm Companies and for the compensation being paid to the Chisholm Companies by the Company, the Chisholm Companies shall, at all times during the Term and thereafter, hold in strict confidence and shall not disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Company to further the business of the Company, and not to use except in the pursuit of the business of the Company, the Confidential Information, without the prior written consent of the Company. This Section 7 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement.

7.4. Return of Materials at Termination. In the event of any termination of this Agreement for any reason, the Chisholm Companies shall promptly deliver to the Company all property of the Company, including without limitation all documents, data and other information containing, derived from or otherwise pertaining to Confidential Information, or, with the permission of the Company, destroy such materials. The Chisholm Companies shall not take or retain any property of the Company, including without limitation any documents, data or other information, or any reproduction or excerpt thereof, containing, derived from or pertaining to any Confidential Information. The obligation of confidentiality set forth in this Section 7 shall continue notwithstanding the Chisholm Companies’ delivery of such documents, data and information to the Company.

8. Relationship of the Parties.

8.1. Independent Contractor. The Chisholm Companies enter into this Agreement as, and shall continue to be, an independent contractor. The parties agree that no employment relationship, partnership, joint venture or other association shall be deemed created by this Agreement. Under no circumstances shall any of the Chisholm Companies or Chisholm look to the Company as the employer of any of them, or as a partner, agent, or principal. The Chisholm Companies shall not be entitled to any benefits accorded to the Company’s employees including, without limitation, workers’ compensation, disability insurance, vacation or sick pay.

8.2. Tax Obligations. The Chisholm Companies shall have the entire responsibility to discharge any and all of its obligations under federal, state or local laws, regulations or orders now or hereafter in effect, relating to taxes, unemployment compensation or insurance, social security, workers’ compensation, disability pensions and tax withholdings (the “Tax Obligations”). The Chisholm Companies hereby agree to indemnify and hold the Company harmless for any and all claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of the Chisholm Companies’ or Chisholm’s failure to properly discharge the Tax Obligations.

9. Certain Covenants.

9.1 Solicitation of Employees, Consultants and Customers. In consideration of the Company’s obligations under this Agreement and the other consideration recited above, including but not limited to the making of the Awards, the Chisholm Companies agree that, during the Term and for a period of twenty-four months immediately following the termination of this Agreement (the “Restricted Period”), the Chisholm Companies shall not, either directly or indirectly, either alone or in concert with others, solicit, induce, recruit, encourage or entice, or attempt to solicit, induce, recruit, encourage or entice, any employee of or consultant to the Company to leave the Company or work for anyone in the businesses in which the Company and its affiliates are engaged at any time during the one-year period ending on the termination date of this Agreement (“Company Business”). Also, during the Restricted Period, the Chisholm Companies will not directly or indirectly, either for itself or for any other person, firm or corporation, divert or take away or attempt to divert or take away, call on or solicit or attempt to call on or solicit, any customer of the Company, in connection with any business or activity similar to or related to the Company Business, including but not limited to those on whom it called or whom it solicited or with whom it became acquainted while engaged by the Company. For purposes of this Section 9.1, any activities engaged in by Chisholm shall be considered activities of the Chisholm Companies.

9.2 Severability. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall be immediately amended to only such area, duration or scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Chisholm Companies agree that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

10. Arbitration.

10.1 Any dispute regarding any aspect of this Agreement or any act which would violate any provision in this Agreement (hereafter referred to as “arbitrable dispute”) shall be resolved by an experienced arbitrator licensed to practice law in the State of Texas and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such dispute. Judgment on any award rendered by such arbitrator may be entered in any court having proper jurisdiction.

10.2 Should the Chisholm Companies or the Company institute any legal action or administrative proceeding regarding any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

11. Severability and Governing Law.

11.1 Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

11.2 This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed under the laws of Texas without regard to the principles of conflicts of law.

12. Proper Construction.

12.1 The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

12.2 As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

12.3 The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

13. Entire Agreement. This Agreement is the entire agreement between the Chisholm Companies and the Company and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter.

14. Notices. All notices, requests, demands and other communications called for or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the date of transmission if sent by facsimile, on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, postage prepaid, and properly addressed as follows:

If to the Company:	10603 West Sam Houston North, Suite 300
Houston, Texas 77064

If to the Chisholm Companies:	[Redacted]

15. Amendments. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties hereto.

16. Waivers. All waivers hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

17. Parachute Payments. Notwithstanding any contrary provision in this Agreement, if Chisholm is a “disqualified individual” (as defined in Section 280G of the Code), and the payments and benefits described in Section 6.3(b) of this Agreement, together with any other payments which Chisholm and/or his affiliates has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), the payments and benefits payable pursuant to Section 6.3(b) or otherwise shall be either (i) reduced (but not below zero) so that the aggregate present value of all such payments and benefits received by Chisholm and his affiliates from the Company and its affiliates for purpose of Section 280G shall be $1.00 less than three times Chisholm’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Chisholm and his affiliates for purposes of Section 280G shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever produces the better net after-tax result for Chisholm, the Chisholm Companies, and his other affiliates (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on Chisholm, the Chisholm Companies, and his other affiliates. If a reduced payment is made to Chisholm, the Chisholm Companies, or his other affiliates pursuant to clause (i) above and through error or otherwise that payment, when aggregated with other payments from the Company or its affiliates used in determining if a parachute payment exists, exceeds $1.00 less than three times Employee’s base amount, Chisholm, the Chisholm Companies, and/or his other affiliates shall immediately repay such excess to the Company upon notification that an overpayment has been made.

18. Dodd Frank Act and Other Applicable Law Requirements. The Chisholm Companies and Chisholm agree (i) to abide by any compensation recovery, recoupment, anti-hedging or other policy applicable to executives of the Company and its affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) or other applicable law, and (ii) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by Employee and this Agreement with such policies, the Dodd-Frank Act, or other applicable law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement as of the day and year first written above.

FLOTEK INDUSTRIES, INC.

By:	/s/ Kevin Fisher

Name:	Kevin Fisher

Title:	Executive Vice President

PROTECHNICS II, INC.

By:	/s/ John W. Chisholm

Name:	John W. Chisholm

Title:	President

CHISHOLM MANAGEMENT, INC.

By:	/s/ John W. Chisholm

Name:	John W. Chisholm

Title:	President

EXHIBIT A

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is entered into on [date], by and between Protechnics II, Inc. (“Protechnics”), Chisholm Management, Inc., and John Chisholm (the “Service Providers”) and Flotek Industries, Inc. (the “Company”).

WHEREAS, the Service Providers engagement to provide services to the Company has terminated effective [date];

WHEREAS, the Company has offered to provide Service Providers with the a severance package to facilitate the transition from the Company as provided in Section 5 of the Third Amended and Restated Service Agreement dated as of March 5, 2012 (the “Service Agreement”), contingent on the execution delivery and effectiveness of this Agreement (the “Severance”); and

WHEREAS, Service Providers have agreed to release the Company from any claims arising from or related to Service Providers’ service relationship with the Company;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Service Providers (jointly referred to as the “Parties”) hereby agree as follows:

1. Consideration. The Company agrees to pay Service Providers the Severance, less applicable payroll deductions. Provided Service Providers complies with their obligations pursuant to Section 7, below, Company shall pay the Severance amount in accordance with the Company’s general payroll practices as provided in the Service Agreement, subject to required withholding. Service Providers acknowledges that in the absence of this Agreement, they would not be entitled to this payment.

2. Release by Service Providers. Each Service Provider, on behalf of himself/itself and his/its respective past, present, and future representatives, attorneys, agents, heirs, successors and assigns, hereby releases the Company and its affiliates and their respective past, present, and future employees, directors, officers, representatives, attorneys, agents, heirs, successors and assigns, and each of them (collectively, the “Released Parties”), from any and all claims, demands, causes of action, obligations, damages, and liabilities, whether or not now known, suspected, or claimed, that Service Providers may possess against the Company arising from the engagement or employment of any of the Service Providers up to, until, and including the Effective Date of this Agreement, other than claims, demands, causes of action, obligations, damages, and liabilities arising from the fraud or gross misconduct of the Released Parties (the “Released Claims”) . Without limiting the generality of this release, Service Providers agrees to waive any and all Released Claims against the Released Parties arising from employment with the Company, and covenants not to sue them for any such claims including, but not limited to, those based on state or federal law regarding age, sex (including sexual harassment), religion, handicap, national origin or other discrimination, the Age Discrimination in Employment Act, the Fair Labor Standards Act

(including the Equal Pay Act), the Americans with Disabilities Act, the Family and Medical Leave Act, the Service Providers Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Texas Labor Code, the Texas Administrative Code, any other applicable state or local codes or ordinances, and contract or tort claims, whether such claim be based upon an action filed by Service Providers or a governmental agency, and any and all claims for attorneys’ fees and/or costs. The Parties agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to any obligations under the Bylaws of the Company to Service Providers with regard to indemnification and advancement of expenses to or for the benefit of Service Providers.

3. Unknown Claims. Service Providers expressly acknowledges that this Agreement resolves and releases all legal claims he may have against Company as of the date of this Agreement arising from his employment with the Company, including claims of which he may not be aware.

4. Non-Admission. The fact and terms of this Agreement are not an admission by the Company of liability or other wrongdoing under any law.

5. Payment of Salary. Service Providers acknowledge and represent that the Company has paid all salary, wages, bonuses, and any and all other benefits due Service Providers, other than the consideration described in this Agreement, as well as any expenses with respect to which Service Providers is entitled to be reimbursed.

6. Returning Company Property. Service Providers agree to deliver to the Company on or before [date], and not to keep in their possession, recreate, or deliver to anyone else, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property provided to Service Providers by the Company, developed by Service Providers pursuant to their respective engagement/employment with the Company, or otherwise belonging to the Company.

7. No Cooperation. Service Providers agrees that they will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, stockholder, or attorney of the Company and/or any other of the Released Parties, unless under a subpoena or other court order to do so.

8. Attorneys’ Fees. If either Service Providers or the Company (including any of the Released Parties) brings an action against the other Party, or otherwise seeks to enforce this Agreement, by reason of the breach of any covenant, warranty, representation, or condition of this Agreement, or otherwise arising out of this Agreement, whether for declaratory or other relief, the action must be submitted for arbitration to the American Arbitration Association in Houston, Texas. The prevailing party in such arbitration shall be entitled to its costs and attorneys’ fees.

9. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute one and the same instrument.

10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

11. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with this Agreement .

12. Entire Agreement. This Agreement is the entire agreement and understanding between the Parties on the subject matter covered herein. The Parties further agree that this Agreement may not be altered except in a writing duly executed by all of the Parties. The laws of the State of Texas shall govern this Agreement, excepting its principles of conflicts of law.

13. Effective Date. This Agreement is effective immediately following the Parties’ execution of the Agreement, and will be enforceable following the expiration of the 7-day revocation period described below in Paragraph 17 (“Effective Date”).

14. OWBPA. Under the Older Workers Benefit Protection Act of 1990, Service Providers acknowledge the following:

a. That Service Providers has been advised and is hereby advised by the Company to consult an attorney regarding this Agreement before executing it;

b. That Service Providers has been afforded twenty-one (21) days to consider whether he is willing to enter into it, although Service Providers may, in the exercise of his own discretion, sign it or reject it at any time before the expiration of the 21 days;

c. That, within seven (7) days after executing this Agreement, Service Providers may revoke it; and

d. That this Agreement is not enforceable until the 7-day revocation period has passed.

15. Voluntary Execution of Release Agreement. The Parties enter into this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

a. They have read this Agreement;

b. They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice, or have knowingly waived such representation;

c. They know and understand the terms and consequences of this Agreement and of the releases it contains; and

d. They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

FLOTEK INDUSTRIES, INC.

DATED: [date]	By:

[Company rep]

SERVICE PROVIDERS:

DATED: [date]		John Chisholm

DATED: [date]		Protechnics II, Inc.

By:

DATED: [date]		Chisholm Management, Inc.

By: